SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2003

Cox Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-6590	58-2112281

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Lake Hearn Drive	30319

Atlanta, Georgia (Address of principal executive offices)	(Zip Code)

(404) 843-5000

(Registrant’s telephone number, including area code)

Item 7. Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits:

99.1	Press Release dated October 28, 2003, announcing financial results for the quarter ended September 30, 2003 (furnished pursuant to Item 12 of Form 8-K).

Item 12. Results of Operations and Financial Condition.

Cox Communications, Inc. will issue a press release announcing its financial results for the quarter ended September 30, 2003, and a copy of this press release is being furnished as an exhibit to this report. The press release contains disclosure of operating cash flow and free cash flow, each of which is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Page 13 of the press release contains a tabular reconciliation of operating income and cash provided by operating activities, the most directly comparable financial measures calculated and presented in accordance with GAAP, to operating cash flow and free cash flow, respectively, on a historical basis. Disclosure regarding management’s uses for such measures appears on page 8 of the press release. Cox is unable to reconcile these non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain transactions, such as the initiation of depreciation relative to network construction projects.

Page 1 of the attached press releases refers to Cox being free cash flow positive for five consecutive quarters. Cox has previously provided reconciliations of free cash flow to cash provided by operating activities for the first and second quarters of 2003, and the attached press release contains a reconciliation of free cash flow to cash provided by operating activities for the third quarter of 2003. Set forth below are reconciliations of free cash flow to cash provided by operating activities for the third and fourth quarters of 2002.

	Three Months Ended	Three Months Ended
	September 30, 2002	December 31, 2002

	(Unaudited)
	(Thousands of Dollars)
Free cash flow	$18,255	$85,645
Capital expenditures	417,980	500,772

Net cash provided by operating activities	$436,235	$586,417

The information required to be furnished pursuant to Item 12 and Exhibit 99.1 of this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of that section, except if Cox specifically incorporates it by reference into a filing under the Securities Act of 1933 or the Exchange Act.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COX COMMUNICATIONS, INC.

Date: October 28, 2003	By:	/s/ Jimmy W. Hayes

Jimmy W. Hayes Executive Vice President, Finance and Chief Financial Officer